Execution Copy

Master Accounting Services Agreement

This AGREEMENT is made as of December 21, 2016 by and between Weitz Investment Management, Inc., a Nebraska corporation (the “Adviser”) on behalf of each management investment company identified on Appendix A hereto (each such management investment company and each management investment company made subject to this Agreement in accordance with Section 8.5 below shall hereinafter be referred to as a “Fund” and are sometimes collectively hereinafter referred to as the “Funds”), and State Street Bank and Trust Company, a Massachusetts trust company (the "Accounting Agent").

Whereas, the Adviser desires to retain the Accounting Agent to perform certain fund accounting and recordkeeping services for the Funds;

Whereas, each Fund may or may not be authorized to issue common stock or shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

Whereas, the Adviser on behalf of each Fund so authorized intends that this Agreement be applicable to each Fund’s series of Shares (as identified on Appendix A hereto (such series together with all other series subsequently established by such Fund and made subject to this Agreement in accordance with Section 8.6 below, shall hereinafter be referred to as the “Portfolio(s)”);

Whereas, the Adviser of behalf of each Fund not so authorized intends that this Agreement be applicable to each such Fund and that all references hereinafter to one or more “Portfolio(s)” shall be deemed to refer to such Fund(s); and

Whereas, the Accounting Agent is willing to perform such services upon the terms and conditions hereinafter set forth.

Now, Therefore, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

Section 1. Duties of the Accounting Agent.

Section 1.1 Books of Account.

The Accounting Agent shall maintain the books of account of each Fund and shall perform the following duties in the manner prescribed by such Fund's currently effective prospectus, statement of additional information or other governing document, certified copies of which have been supplied to the Accounting Agent (a "governing document"):

 ‑ Record general ledger entries;
 ‑ Accrue/calculate daily expenses;
 ‑ Calculate daily income;

 ‑ Reconcile daily activity to the trial balance;
 ‑ Calculate net asset value; and
 ‑ Prepare account balances.

The Adviser shall provide timely prior notice to the Accounting Agent of any modification in the manner in which such calculations are to be performed as prescribed in any revision to such Fund's governing document and shall supply the Accounting Agent with certified copies of all amendments and/or supplements to the governing documents in a timely manner.  For purposes of calculating the net asset value of a Fund, the Accounting Agent shall value each Fund’s portfolio securities utilizing prices obtained from sources designated by the Adviser (collectively, the “Authorized Price Sources”) on a Price Source Authorization substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 2.2 below) (the “Price Source Authorization”).  The Accounting Agent shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Accounting Agent.

Section 1.2 Records.

The Accounting Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of each Fund under the Investment Company Act of 1940, as amended, specifically Section 31 thereof and Rules 31a‑1 and 31a‑2 thereunder.  All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of the Accounting Agent be open for inspection by duly authorized officers, employees or agents of the applicable Fund and employees and agents of the Securities and Exchange Commission.  Subject to Section 3 below, the Accounting Agent shall preserve for the period required by law the records required to be maintained thereunder.

Section 1.3 Appointment of Agents.

The Accounting Agent may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce the Accounting Agent’s obligations or liabilities hereunder.

Section 2. Duties of each Fund.

Section 2.1 Delivery of Information.

The Adviser shall provide, or shall cause a third party to provide, timely notice to the Accounting Agent of certain data as a condition to the Accounting Agent's performance described in Section 1 above.  The data required to be provided pursuant to this section is set forth on Schedule A hereto, which schedule may be separately amended or supplemented by the parties from time to time.

The Accounting Agent is authorized and instructed to rely upon the information it receives from the Adviser, the Fund or any third party.  The Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of any Fund.

Section 2.2 Proper Instructions.

The Adviser or any other person duly authorized by the Adviser shall communicate to the Accounting Agent by means of Proper Instructions.  Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board of Directors or Board of Trustees of a Fund shall have from time to time authorized or (ii) communication effected directly between the Adviser or its third‑party agents (each, a “Third Party Agent”) and the Accounting Agent by electro‑mechanical or electronic devices, provided that the Adviser and the Accounting Agent agree to security procedures.  The Accounting Agent may rely upon any Proper Instruction believed by it to be genuine and to have been properly issued by or on behalf of the applicable Fund.  Oral instructions shall be considered Proper Instructions if the Accounting Agent reasonably believes them to have been given by a person authorized to give such instructions. The Adviser shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate.  The Adviser shall give timely Proper Instructions to the Accounting Agent in regard to matters affecting accounting practices and the Accounting Agent's performance pursuant to this Agreement.

Section 3. Standard of Care; Limitation of Liability.

The Accounting Agent shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be kept indemnified by the Adviser and the Funds, and shall be without liability for any action taken or omitted by it in good faith without negligence including, without limitation, acting in accordance with any Proper Instruction.  It shall be entitled to rely on and may act upon the advice of counsel (who may be counsel for the Adviser or Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.  Without in any way limiting the generality of the foregoing, the Accounting Agent shall in no event be liable for any loss or damage arising from causes beyond its control including, without limitation, delay or cessation of services hereunder or any damages resulting therefrom as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

The Accounting Agent shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorney’s fees) in any way due to the Adviser’s or a Fund’s use of the accounting services or the performance of or failure to perform the Accounting Agent’s obligations under this Agreement.

The Adviser, each Fund, any Third Party Agent or Authorized Price Sources from which the Accounting Agent shall receive or obtain certain records, reports and other data utilized or included in the accounting services provided hereunder are solely responsible for the contents of such information including, without limitation, the accuracy thereof and the Adviser and each Fund agrees to make no claim against the Accounting Agent arising out of the contents of such third‑party data including, but not limited to, the accuracy thereof.  The Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered as a result of the Accounting Agent’s reasonable reliance on and utilization of such information, except as otherwise required by the Price Source Authorization with respect to the use of data obtained from Authorized Price Sources.  The Accounting Agent shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Adviser, any Fund or any Third Party Agent to provide it with the information required by Section 2.1 above.  Further, and without in any way limiting the generality of the foregoing, the Accounting Agent shall have no liability in respect of any loss, damage or expense suffered by the Adviser,  the Fund or any third party, insofar as such loss, damage or expense arises from the performance of the Accounting Agent’s duties hereunder by reason of the Accounting Agent’s reliance upon records that were maintained for any Fund by any entity other than the Accounting Agent prior to Adviser’s appointment of the Accounting Agent pursuant to this Agreement.

Adviser agrees to indemnify and hold the Accounting Agent free and harmless from any expense, loss, damage or claim, including reasonable attorney's fees, suffered by the Accounting Agent and caused by or resulting from the acts or omissions of the Adviser, the Funds or any third‑party whose services the Accounting Agent must rely upon in performing services hereunder.

Adviser acknowledges and agrees that, with respect to investments it maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the “Underlying Transfer Agent”), such Underlying Transfer Agent is the sole source of information on the number of shares held by it on behalf of a Fund and that the Accounting Agent has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Accounting Agent in performing its duties under this Agreement.

Section 4. Reserved.

Section 5. Compensation of Accounting Agent.

The Accounting Agent shall be entitled to reasonable compensation for its services and expenses as Accounting Agent, as agreed upon from time to time between the Adviser and the Accounting Agent.

Section 6. Term of Agreement; Amendment.

This Agreement shall become effective as of its execution, shall continue in full force and effect indefinitely until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than ninety (90) days after the date of such delivery or mailing; provided, however, that this Agreement may, at the sole option of the Accounting Agent, be terminated (in its entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable) without prior notice by the Accounting Agent in the event of any termination of any Fund’s custodial services agreement with State Street Bank and Trust Company (in its entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable).

 Termination of this Agreement with respect to the coverage of any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

Upon termination of the Agreement or termination of its coverage with respect to any Fund, the Adviser shall pay to the Accounting Agent such compensation as may be due as of the date of such termination (or with respect to the applicable Fund with respect to a coverage termination) and shall likewise reimburse the Accounting Agent for its costs, expenses and disbursements.

Section 7. Successor Agent.

If a successor agent for any Fund shall be appointed by the Adviser, the Accounting Agent shall upon termination deliver to such successor agent at the office of the Accounting Agent all properties of the Adviser of the Funds held by it hereunder.  If no such successor agent shall be appointed, the Accounting Agent shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

Section 8.  General.

Section 8.1  Massachusetts Law to Apply.  This Agreement shall be governed by, construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts excluding that body of law applicable to conflicts of law.

Section 8.2  Prior Agreements.  This Agreement supersedes and terminates, as of the date hereof, all prior agreements between the Adviser and the Accounting Agent relating to fund accounting and recordkeeping services regarding Funds.

Section 8.3  Assignment.  This Agreement may not be assigned by (a) the Adviser without the prior written consent of the Accounting Agent or (b) by the Accounting Agent without the prior written consent of the Adviser, except that either party may, without such prior consent, assign to an entity controlling, controlled by or under common control with such party or to a successor of all of or a substantial portion of its business.

Section 8.4  Interpretive and Additional Provisions.  In connection with the operation of this Agreement, the Accounting Agent and the Adviser may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of a Fund’s governing documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Section 8.5  Additional Funds.  In the event that any management investment company in addition to those listed on Appendix A hereto with respect to which Adviser desires to have the Accounting Agent render services as accounting agent under the terms hereof, Adviser shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such management investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof with respect to such Fund.  If the Accounting Agent declines to provide services for such management investment company, it shall provide an explanation to the Adviser as to why the Accounting Agent has declined to provide services to such management investment company.

Section 8.6  Additional Portfolios.  In the event that any Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which the Adviser desires to have the Accounting Agent render services as accounting agent under the terms hereof, the Adviser shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder. If the Accounting Agent declines to provide services for such Shares, it shall provide an explanation to the Adviser as to why the Accounting Agent has declined to provide services to such Shares.

Section 8.7  Remote Access Services Addendum. The Adviser and the Accounting Agent hereby agree to the terms of the Remote Access Services Addendum hereto.

Section 8.8  Reserved.

Section 8.9  Notices.  Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Adviser:                                     weitz investment management, inc.
One Pacific Place
1125 South 103rd Street, Suite 200
Omaha, NE 68124
 Attention: John Detisch
Telephone: 402-384-5316

To the Accounting Agent:                      State Street Bank and Trust Company
1 Iron Street
Boston, MA 02110
Attention: Karen McKenna
Telephone: 617-662-4325

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty‑four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof.  Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

Section 8.10 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.

Section 8.11  Severability.  If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 8.12  Reproduction of Documents.  This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 8.13  Regulation GG.  The Adviser hereby represents and warrants that neither it nor the Funds engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”).  The Adviser hereby covenants and agrees that it and the Funds shall not engage in an Internet gambling business.  In accordance with Regulation GG, the Adviser is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Accounting Agent pursuant to this Agreement or otherwise between or among any party hereto.

Section 8.14  Data Privacy. The Accounting Agent will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Funds’ shareholders, employees, directors and/or officers that the Accounting Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

Section 8.15  Use of Data.

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Custodian (which term for purposes of this Section 20.12 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Custodian or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (c) below, the Custodian and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and the Custodian or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Fund otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Custodian and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Fund. The Fund agrees that Custodian and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Custodian’s compensation for services under this Agreement or such other agreement, and the Custodian and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund.

(c) Except as expressly contemplated by this Agreement, nothing in this Section 20.12 shall limit the confidentiality and data-protection obligations of the Custodian and its Affiliates under this Agreement and applicable law.  The Custodian shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 20.12 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

Remainder of Page Intentionally Left Blank

Signature Page

In Witness Whereof, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

Signature Attested to By:	Each Management Investment Company Set Forth on Appendix A Hereto

/s/ John Detisch______________ By:___/s/ Kenneth R. Stoll_________________
Name:  John Detisch                                                        Name:  Kenneth R. Stoll
Title:     Vice President                             Title:  President

Signature Attested to By: State Street Bank and Trust Company

_____________________________                                                                             By:___/s/ Andrew Erickson________________
                               Andrew Erickson, Executive Vice President

Execution Copy

APPENDIX A
to
Master Accounting Services Agreement

Management Investment Companies and Portfolios thereof, if any

THE WEITZ FUNDS
 Value Fund
Partners Value Fund
Partners III Opportunity Fund
Research Fund
Hickory Fund
Balanced Fund
Core Plus Income Fund
Short Duration Income Fund
Nebraska Tax-Free Income Fund
Ultra Short Government Fund

(i)

Execution Copy

EXHIBIT A
to
Master Accounting Services Agreement

Form of Price Source Authorization

(i)

Execution Copy

SCHEDULE A
to
Master Accounting Services Agreement

Information Required to be Supplied	Responsible Party

Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Capital Stock Activity Report	Transfer Agent
Dividend/Distribution Schedule	Investment Adviser
Dividend/Distribution Declaration	Investment Adviser
Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian
Expense Budget	Investment Adviser/Administrator
Amortization Policy	Investment Adviser
Accounting Policy/Complex Investments	Investment Adviser
Audit Management Letter	Auditor
Annual Shareholder Letter	Investment Adviser
Annual/Semi-Annual Reports	Investment Adviser/Administrator

(i)

Execution Copy

[Attach:  Remote Access Services Addendum]

(i)